EXHIBIT 99.1

October 22, 2009

Dow Reports Third Quarter Results
Sequential price increases, volume growth in Advanced Materials and Performance Products, and accelerated synergies and cost reductions drove higher earnings versus the prior quarter

Third Quarter 2009 Highlights

•
Dow reported earnings per share of $0.63. Excluding certain items(1) and discontinued operations, the Company earned $0.24 per share, driven by sequential price increases, volume growth in Electronic and Specialty Materials and Coatings and Infrastructure (Advanced Materials), Performance Products and Performance Systems, as well as the Company’s actions to reduce cost and capture acquisition-related synergies.

•
Sales versus the prior quarter increased 6 percent due to price, more than offsetting a greater than $600 million increase in purchased feedstock and energy costs. Excluding Dow AgroSciences, which is a seasonal business, volume increased more than 3 percent versus the prior quarter. Sales declined 32 percent versus pro forma(2) sales for the same period last year, with a 23 percent decrease in price and a 9 percent decline in volume.

•
Structural cost reductions are ahead of Company goals, with cost savings of more than $380 million in the quarter and more than $1 billion year-to-date. The Company has already achieved more than 110 percent of the 12-month cost synergy run-rate goal for the integration of Rohm and Haas, which began just six months ago.

•	Equity earnings were $224 million in the quarter, up $102 million, or 84 percent, over the prior quarter, driven primarily by improvements in Dow Corning and EQUATE.

•
The divestitures of ownership stakes in Total Raffinaderij Nederland N.V. (TRN) and the OPTIMAL Group of Companies were completed in the quarter, enabling the Company to pay down the bridge loan related to the acquisition of Rohm and Haas.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow once again delivered stronger sequential earnings due to our focus on aggressive price/volume management, accelerating cost reductions, especially with the Rohm and Haas integration, plus benefiting from our global presence with volume gains in emerging geographies. In addition, we are seeing pockets of volume growth in certain businesses versus the prior quarter, primarily in Advanced Materials, Performance Products and Performance Systems, which have benefited from the beginnings of a global economic recovery. Consistent with our focus on

(1) See Supplemental Information at the end of the release for a description of these items.

(2) The pro forma historical information reflects the combination of Dow and Rohm and Haas assuming the acquisition had been consummated on January 1, 2008, the treatment of Dow’s Calcium Chloride business as discontinued operations, and the impact of acquisition financing in place as of September 30, 2009.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

execution, immediately following the close of the quarter we also accomplished a key objective by completing the sale of Morton Salt and fully paying off our bridge loan related to the Rohm and Haas acquisition well ahead of schedule, improving the Company's financial flexibility and further deleveraging our balance sheet.”

	Three Months Ended
In millions, except per share amounts	Sept 30, 2009	June 30, 2009	Sept 30, 2008
Net Sales	$12,046	$11,322	$15,371
Pro Forma Net Sales	N/A	N/A	$17,839

Net Income (Loss) from Continuing Operations	$799	$(435)	$440

Earnings (Loss) per Common Share	$0.63	$(0.47)	$0.46
Earnings per Common Share excluding Certain Items and Discontinued Operations	$0.24	$0.05	$0.59

Review of Third Quarter Results

Dow reported sales of $12.0 billion for the third quarter of 2009, down 22 percent from reported sales in the same period last year, and 32 percent lower than the pro forma sales for the same period last year. Sales improved 6 percent from the prior quarter.

Net income from continuing operations for the quarter was $799 million. This compares with net income from continuing operations of $440 million in the third quarter of 2008.

Earnings for the current quarter were $0.63 per share versus earnings of $0.46 per share in the third quarter of 2008 and a loss of $0.47 per share in the second quarter of 2009.

Excluding certain items, which increased earnings per share $0.40, and a loss of $0.01 from discontinued operations, the Company earned $0.24 per share in the quarter. This compares with earnings of $0.59 per share in the third quarter of 2008 and $0.05 per share in the second quarter of this year (excluding certain items and discontinued operations in the comparison periods). Certain items in the current quarter included gains from the divestitures of ownership stakes in Total Raffinaderij Nederland N.V. (TRN) and the OPTIMAL Group of Companies of $0.46 per share; transaction, integration and other acquisition costs of $0.03 per share; and a loss on the early extinguishment of debt of $0.03 per share.

Company results also benefited from a lower tax rate in the quarter primarily due to a significant improvement in equity earnings versus the prior quarter.

At a Company level, volume was down 9 percent versus pro forma sales in the year-ago period. Versus the prior quarter, however, volume was unchanged, as the economic recession bottomed and selected bright spots emerged. Excluding Dow AgroSciences, which is a seasonal business, volume increased more than 3 percent versus the prior quarter. Volume was up sequentially in the Advanced Materials and Performance segments, except Health and Agricultural Sciences, where volume declined 32 percent due to seasonality and adverse weather conditions.

Price was down 23 percent versus pro forma sales in the same period last year, but increased 6 percent sequentially, with increases in all geographic areas. At a segment level, Hydrocarbons and

Energy and Basic Plastics reported the largest increases, with price up 29 percent and 13 percent, respectively, versus the prior quarter. Purchased feedstock and energy costs increased $618 million sequentially, yet were down 46 percent, or $3.5 billion, versus the same period last year.

The Company’s global operating rate improved sequentially by 3 percentage points to 78 percent, driven by volume growth in key operating segments in rapidly developing economies such as China, Brazil and IMEA and favorable feedstock and energy costs in North America relative to other geographies which, coupled with Dow’s feedstock flexibility, enabled increased exports.

Structural cost reductions are ahead of Company goals, with savings of more than $380 million in the quarter and more than $1 billion year-to-date. The Company has already achieved more than 110 percent of the 12-month cost synergy run-rate goal for the integration of Rohm and Haas, which began just six months ago.

Selling, General and Administrative (SG&A) expenses decreased $102 million from pro forma SG&A expenses in the third quarter of last year.

Equity earnings were $224 million in the quarter, up $102 million, or 84 percent, over the prior quarter, driven primarily by improvements in Dow Corning and EQUATE.

At a Company level, EBITDA excluding certain items was flat versus the prior quarter, despite seasonal declines in Health and Agricultural Sciences, which were fully offset by improved performance in Electronic and Specialty Materials and Basic Plastics.

“Dow once again delivered stronger sequential earnings due to our focus on aggressive price/volume management, accelerating cost reductions, especially with the Rohm and Haas integration, plus benefiting from our global presence with volume gains in emerging geographies,” said Andrew N. Liveris, Dow chairman and chief executive officer. “In addition, we are seeing pockets of volume growth in certain businesses versus the prior quarter, primarily in Advanced Materials, Performance Products and Performance Systems, which have benefited from the beginnings of a global economic recovery. Consistent with our focus on execution, immediately following the close of the quarter we also accomplished a key objective by completing the sale of Morton Salt and fully paying off our bridge loan related to the Rohm and Haas acquisition well ahead of schedule, improving the Company's financial flexibility and further deleveraging our balance sheet.”

Note: Due to rapidly changing business conditions, the Company has included comparisons to the prior quarter in addition to comparisons to the same period last year in the following operating segment summaries. Comparisons to the same period last year are made on a pro forma basis.

Electronic and Specialty Materials

Sales in the Electronic and Specialty Materials segment were $1.3 billion, down 15 percent from the same period last year. Volume decreased 9 percent and price declined 6 percent. Demand for electronics has improved sharply since the first quarter of the year, but has not yet returned to pre-recession levels. Semiconductor foundry utilization rates were high throughout the quarter, reflecting the rebuilding of depleted inventory pipelines and improving underlying demand. Sales in Specialty Materials were down on lower demand in Dow Water and Process Solutions for ion exchange resins, partly offset by an increase in sales of reverse osmosis membranes for large desalination and municipal water projects. Sales in Dow Wolff Cellulosics were lower due to weakness in construction end-use applications and inventory de-stocking in the pharmaceuticals industry, partly offset by steady demand in food-related applications. Equity earnings for the segment were $94 million. This compares with equity earnings of $114 million in the same period last year. EBITDA for the segment was $407 million. This compares with EBITDA of $390 million in the same period last year.

Performance Versus Prior Quarter

On a sequential basis, sales in the Electronic and Specialty Materials segment increased 8 percent, with volume up 7 percent and price up 1 percent. In the Electronic Materials business, the strong pace of recovery continued. The Semiconductor Technologies business reported high customer utilization rates, with clear signs of recovery in industry segments that experienced some of the deepest declines at the beginning of the year. Volume in Interconnect Technologies improved partly due to higher demand for printed circuit board applications. The Display Technologies business reported solid revenue growth, driven by volume recovery in light diffuser films, share gains in microlens films, and volume improvements in organic light emitting diode (LED) materials. The Growth Technologies business experienced a significant increase in demand in LED, notebook and television backlighting. The Specialty Materials business reported sequential volume gains across all business units except Dow Wolff Cellulosics, which was impacted by weak construction demand and inventory de-stocking in the pharmaceuticals industry. Dow Water and Process Solutions reported a modest improvement in sales due to higher shipments of reverse osmosis membranes for large projects, mostly offset by lower demand from industrial segments. Equity earnings of $94 million in the third quarter reflected a substantial improvement in performance at Dow Corning. This compares with equity earnings of $58 million in the second quarter of 2009. Third quarter EBITDA was $407 million. This compares with second quarter EBITDA of $158 million, which included charges totaling $143 million for restructuring activities and a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories.

Coatings and Infrastructure

Sales in Coatings and Infrastructure were $1.3 billion for the third quarter, down 22 percent compared with the same period last year. Volume declined 9 percent, while price decreased 13 percent. Volume increases were reported in Asia Pacific, with China architectural coatings reporting robust growth versus the same period last year, as new products developed in the last two years by regional R&D teams successfully ramped up. All other geographic areas posted double-digit volume declines except IMEA, where volume was flat. At a segment level, weak year-over-year business conditions in the global building and construction industry persisted throughout the quarter, unfavorably impacting demand for insulation products and construction chemicals in Dow Building and Construction, and architectural paints and industrial coatings in Dow Coating Materials. Demand for architectural coatings in Asia Pacific stabilized in the quarter due to government stimulus spending in China. Prices for epoxy-based coating materials were down, due in part to unfavorable industry supply/demand fundamentals. Adhesives and Functional Polymers reported double-digit volume gains in Asia Pacific, due to strength in the packaging and automotive sectors. Price was down in all geographic areas. Third quarter EBITDA for Coatings and Infrastructure was $213 million. EBITDA in the third quarter of 2008 was $192 million.

Performance Versus Prior Quarter

Sales were up 7 percent from the prior quarter, with volume up 4 percent and price up 3 percent. Strong volume growth in industrial coatings was more than offset by the seasonal decline in architectural coatings, primarily in North America and Europe. Demand in Adhesives and Functional Polymers improved throughout the quarter, led by growth in adhesives for packaging and for leather used in automotive seating applications. Business results in Dow Building and Construction improved sequentially, driven by the slow rebound in commercial construction, especially in North America, Europe and Asia Pacific. These gains were partially offset by increased expenses related to the regulatory-driven changeover in foaming agent in the business’ North American asset base. Third quarter EBITDA was $213 million. This compares with EBITDA in the second quarter of $25 million, which was reduced $253 million by a restructuring charge and a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories.

Health and Agricultural Sciences

Health and Agricultural Sciences reported sales of $796 million, down 20 percent from $995 million in the year-ago period. Volume declined 9 percent, while price was down 11 percent. Agricultural Chemicals was negatively impacted by lower crop commodity prices, which caused growers to reduce crop chemical applications, deplete existing inventories and delay purchases. Excess industry supply of glyphosate led to steep price declines for the herbicide versus the year-ago period. Insecticide sales also declined due to low insect pressures in North America and Europe. Sales of range and pasture herbicides were lower as well, due to severe drought conditions in the south central region of the United States. Corn seed sales in Brazil were negatively impacted by a delayed planting season and a shift in farm economics that favored soybeans versus corn. Significant regulatory milestones were achieved for SmartStax™ corn in the quarter. SmartStax received registration from the U.S. Environmental Protection Agency and regulatory authorization from the Canadian Food Inspection Agency. SmartStax remains on track for a 2010 commercial launch. Dow AgroSciences also announced that its affiliated cottonseed company, PhytoGen, reached double-digit cottonseed market segment share in the United States, the result of innovative breeding programs that are bringing new winning varieties with the right trait combinations to cotton growers. EBITDA for Health and Agricultural Sciences was $5 million, reflecting price and volume declines and increased investment in R&D. This compares with EBITDA of $95 million in the third quarter of 2008.

Performance Versus Prior Quarter

On a sequential basis, sales were down 34 percent, reflecting a 2 percent decline in price along with the typical seasonal decline in volume. EBITDA for Health and Agricultural Sciences in the third quarter of 2009 was $5 million. This compares with EBITDA of $140 million in the prior quarter, which included a $15 million reduction in the 2007 restructuring reserve.

Performance Systems

Performance Systems sales were $1.5 billion, down 29 percent from $2.2 billion in the third quarter of 2008. Volume declined 13 percent, while price was down 16 percent. Declines were driven by the continued global economic slowdown in the automotive, construction and housing industries.

™ SmartStax multi-event technology developed by Dow AgroSciences and Monsanto. SmartStax is a registered trademark of Monsanto Technology, LLC.

Automotive Systems sales fell, as original equipment manufacturers (OEMs) continued to reduce production, reflecting lower new vehicle builds versus the year-ago period. Formulated Systems posted volume declines in all geographic areas except Latin America and Asia Pacific, where government spending programs in China stimulated demand in infrastructure rehabilitation applications. Epoxy Systems also reported strong demand for wind energy applications in China, which favorably impacted results in the quarter. Continued weakness in the construction sector lead to a double-digit volume decline in Dow Wire and Cable. EBITDA for Performance Systems was $207 million. This compares with EBITDA of $106 million in the same period last year.

Performance Versus Prior Quarter

Sales increased 5 percent sequentially, driven by a 3 percent increase in price and a 2 percent gain in volume. Automotive Systems reported monthly volume gains in the quarter, due to government stimulus programs in China, Brazil and Germany. In the United States, the “Cash for Clunkers” government incentive program reduced excess vehicle inventory and OEMs responded by increasing production late in the quarter. Dow Elastomers also reported strong demand from the automotive sector, as new vehicle builds picked up towards the end of the quarter, and for food packaging applications, which have shown resilience throughout the recession. Formulated Systems volume grew in Asia Pacific, with significant gains in China. Polyurethane Systems reported a double-digit demand improvement in Russia where end-market segments have recovered quickly from depressed levels earlier in the year. Margins in Formulated Systems were under pressure throughout the quarter, however, as raw material costs increased faster than selling prices. Third quarter EBITDA for Performance Systems was $207 million. This compares with second quarter EBITDA of $212 million, which was reduced by a one-time increase of $30 million in cost of sales related to the fair valuation of Rohm and Haas inventories. Year-to-date EBITDA was $522 million, compared to 2008 year-to-date EBITDA of $515 million.

Performance Products

Sales in the Performance Products segment were $2.4 billion, down 33 percent from the same period last year. Volume fell 8 percent, while price declined 25 percent. Double-digit sales declines were reported across all business units and in all geographic areas as a result of the global economic downturn. The largest volume declines were in North America and Europe. Asia Pacific and IMEA, however, reported solid volume gains. Demand for Amines was especially weak in the agriculture industry, but volume still grew versus the year-ago period. Polyurethanes sales were down, but volume was flat with the same period last year. Epoxy sales fell as weak industry fundamentals have led to overcapacity and downward pressure on pricing. In Performance Fluids, Polyglycols and Surfactants, sales were lower than year-ago levels due to a contraction in industrial lubricant demand and weakness in construction-related applications, such as foam-control aides in cement and paint. Equity earnings were $19 million, down from $21 million in the third quarter of 2008 principally due to lower results from OPTIMAL. Third quarter EBITDA for Performance Products was $438 million, which included $140 million of the Company’s gain on the sale of OPTIMAL. This compares with EBITDA of $315 million in the year-ago period, which was reduced $63 million of hurricane-related costs.

Performance Versus Prior Quarter

On a sequential basis, sales in the Performance Products segment rose 16 percent. Volume increased 10 percent and price was up 6 percent. Amines reported a solid sequential improvement in demand, particularly in the automotive and electronics industries, which were supported by government stimulus efforts and inventory replenishment. Polyurethanes experienced double-digit volume growth, helped by government stimulus programs that fueled construction demand; however, margins were negatively impacted due to the steep increase in raw material costs, primarily propylene, in the quarter. Epoxy reported solid sequential volume growth in key end-use applications, including consumer electronics and construction. Sales in Performance Fluids, Polyglycols and Surfactants rose sequentially based on a strong increase in volume due to the recovery of demand for industrial lubricants and seasonal sales of de-foamers used in the production of bio-ethanol in Latin America and Europe. Additionally, the business continues to experience good demand for heat transfer fluids used in the emerging concentrated solar panels industry. Third quarter EBITDA was $438 million. This compares with second quarter EBITDA of $212 million, which was reduced $95 million by a restructuring charge and a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories.

Basic Plastics

Sales in the Basic Plastics segment were $2.6 billion, down 32 percent from the same quarter last year, as volume increased 1 percent and price fell 33 percent. Double-digit price declines were reported in all geographic areas. Polyethylene volume increased from year-ago levels, due to double-digit gains in Latin America, Asia Pacific and IMEA. Relatively low production costs in North America resulted in export opportunities, which enabled the business to achieve double-digit volume growth in developing regions such as Asia Pacific and Latin America. Polypropylene volume rose slightly, primarily due to good demand and tight propylene supply in Europe, which partially offset weakness in North America where customers delayed purchases due to volatile propylene prices. Styrenics reported double-digit price and volume declines driven by lower raw material costs and weak year-over-year demand in automotive, appliance and construction applications. Equity earnings were $55 million in the third quarter, down $7 million from the year-ago period as improved results from Equipolymers and Siam Polyethylene were more than offset by lower earnings from EQUATE. Basic Plastics EBITDA was $590 million in the third quarter. This compares with $650 million in the year-ago period, which was reduced by $13 million of hurricane-related costs.

Performance Versus Prior Quarter

On a sequential basis, sales in the Basic Plastics segment rose 11 percent, as a 2 percent decline in volume was more than offset by a 13 percent increase in price. Polyethylene reported strong price increases in all geographic areas, led by Europe, which raised prices significantly to match rising feedstock costs and recover margins. Polyethylene reported volume growth on a global basis versus the prior quarter, due to strong sales into faster growing regions, such as Asia Pacific, where imports from North America occurred. These gains more than offset declines in North America and Europe. Polypropylene sales rose sequentially as a decline in volume was more than offset by a steep rise in price, as propylene prices surged in the quarter. While volatile propylene prices led to weak demand in North America, Europe reported volume growth as demand held up in the quarter and industry outages resulted in tight supply. Styrenics reported a drop in volume, which was more than offset by higher price. Equity earnings were $55 million in the third quarter, up $20 million on improved results from EQUATE. EBITDA for Basic Plastics was $590 million, up from $405 million in the second quarter of 2009.

Basic Chemicals

Sales in the Basic Chemicals segment were $568 million, down 49 percent from the same period last year. Volume declined 13 percent and price fell 36 percent, as double-digit price declines were reported in all geographic areas, except IMEA, and across all business units. Caustic soda prices are dramatically lower than year-ago levels as a result of weakness in alumina, chemical processing and pulp and paper industries. Vinyl chloride monomer (VCM) sales continued to be impacted by weak year-over-year infrastructure spending in the United States, tight credit, and contraction in the housing sector. The relative raw material cost advantage in the U.S. Gulf Coast enabled the business to increase production for export. Ethylene Oxide/Ethylene Glycol (EO/EG) results were impacted by reduced demand for EG used in polyester and polyethylene terephthalate (PET) production and industry overcapacity. Equity earnings were $45 million for the quarter, compared with $58 million in the year-ago period, on lower results from MEGlobal, OPTIMAL and EQUATE. EBITDA for the third quarter was $195 million, which included $187 million of the Company’s gain on the sale of OPTIMAL. This compares with EBITDA of $128 million for the same quarter last year, which was reduced by $21 million of hurricane-related costs.

Performance Versus Prior Quarter

On a sequential basis, sales in the Basic Chemicals segment fell 3 percent, as price declined 2 percent and volume decreased 1 percent. Caustic soda prices bottomed in the quarter as demand stabilized at a low level. VCM price rose strongly in the quarter due more to the collapse of caustic soda prices than from demand recovery in the marketplace. Relatively low production costs in the U.S. Gulf Coast encouraged production for export. The EO/EG business reported higher price sequentially as rising feedstock costs outside of North America lifted global EG prices and allowed the business to take advantage by exporting material from the U.S. Gulf Coast. Demand for key end-use applications of EG, such as textiles, appeared to weaken toward the end of the quarter. Equity earnings were $45 million for the quarter, compared with $9 million in the prior quarter, on improved results at EQUATE. EBITDA for the third quarter was $195 million, which included $187 million of the Company’s gain on the sale of OPTIMAL. This compares with a loss in EBITDA in the prior quarter of $107 million, which was reduced by a charge of $75 million for restructuring activities.

Outlook

Commenting on the Company’s outlook, Liveris said:

“The economic outlook for the rest of 2009 appears to be stabilizing with strong growth in Asia Pacific, especially China, and other emerging geographies. The global economy is now on firmer footing, and, in our view, the United States economy is beginning a slow and tenuous recovery, with unemployment continuing to be a drag on consumer spending. Therefore, our 2009/2010 operating plans do not count on material improvements in market conditions, and we remain tightly focused on those factors we can control, such as costs, capital and cash flow management.

"Dow has already begun to benefit from the smooth integration of Rohm and Haas and the decisive actions we took to accelerate our restructuring efforts and cost synergies. We have also made significant improvements to our balance sheet, strengthening our financial structure and providing more flexibility in how we execute any further divestitures, which will be made on a timely and strategic basis.

“Going forward, we will continue to manage our business with the same dedicated focus in the quarters ahead and are confident that we are firmly on track to position Dow as an earnings growth company.”

Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

About Dow

Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2008, Dow had annual sales of $57.4 billion and employed approximately 46,000 people worldwide. The Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products. On April 1, 2009, Dow acquired Rohm and Haas Company, a global specialty materials company with sales of $10 billion in 2008, 98 manufacturing sites in 30 countries and approximately 15,000 employees worldwide. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Results of Continuing Operations in the third quarter of 2009 were impacted by four items:

•
Pretax charges totaling $47 million related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges included transaction and integration costs of $21 million (included in “Acquisition and integration related expenses”) and other acquisition costs of $26 million (primarily included in “Selling, general and administrative expenses”), reflected in Corporate.

•
Net pretax gain of $457 million on the sale of Total Raffinaderij Nederland N.V. (“TRN”), a nonconsolidated affiliate, on September 1, 2009. The net gain consisted of a $513 million gain on the sale included in “Sundry income (expense) – net,” offset by $56 million in hedging losses included in “Cost of sales,” reflected in Hydrocarbons and Energy.

•
Pretax gain of $328 million on the sale of the OPTIMAL Group of Companies (“OPTIMAL”), nonconsolidated affiliates, on September 30, 2009, included in “Sundry income (expense) – net,” and reflected in the operating segments as follows:  $1 million in Performance Systems, $140 million in Performance Products and $187 million in Basic Chemicals.

•	Pretax loss of $56 million on the early extinguishment of debt included in “Sundry income (expense) – net,” reflected in Corporate.

Results of Continuing Operations in the third quarter of 2008 were unfavorably impacted by three Dow items:

•
Pretax costs related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008. These costs, which included the repair of property damage, clean-up costs, unabsorbed fixed costs and inventory write-offs, totaled $127 million and were reflected in the operating segments as follows: $2 million in Electronic and Specialty Materials, $2 million in Health and Agricultural Sciences, $5 million in Performance Systems, $45 million in Performance Products, $13 million in Basic Plastics, $21 million in Basic Chemicals, $36 million in Hydrocarbons and Energy and $3 million in Corporate.

•
Pretax charges totaling $27 million for purchased in-process research and development related to the acquisitions of assets of Texas Triumph Seed Co., Inc.; Dairyland Seed Co., Inc.; and Bio-Plant Research Ltd; these charges were reflected in Health and Agricultural Sciences.

•	Pretax charges totaling $18 million for legal expenses and other transaction costs related to the acquisition of Rohm and Haas, reflected in Corporate.

Pro forma results of Continuing Operations in the third quarter of 2008 were impacted by three Rohm and Haas items:

•
Pretax costs totaling $20 million related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008, impacting Electronic and Specialty Materials ($1 million), Performance Products ($18 million) and Corporate ($1 million).

•	Pretax restructuring charges totaling $4 million for asset impairments impacting Electronic and Specialty Materials ($1 million), Coatings and Infrastructure ($2 million) and Corporate ($1 million).

•	Pretax charges totaling $27 million for transaction costs related to Dow’s April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

The following table summarizes the impact of certain items recorded in the three-month periods ended September 30, 2009 and September 30, 2008. Prior period amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Impact of Hurricanes Gustav and Ike (4)	-	$(127)	-	$(81)	-	$(0.09)
Purchased in-process research and development charges	-	(27)	-	(27)	-	(0.03)
Transaction, integration and other acquisition costs	$(47)	(18)	$(34)	(18)	$(0.03)	(0.02)
Gain on sale of TRN	457	-	321	-	0.29	-
Gain on sale of OPTIMAL	328	-	191	-	0.17	-
Loss on early extinguishment of debt	(56)	-	(36)	-	(0.03)	-
Total Dow	$682	$(172)	$442	$(126)	$0.40	$(0.14)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	-	$(20)
Restructuring charges	-	(4)
Transaction and other acquisition costs	-	(27)
Total Pro Forma	$682	$(223)
(1)	Impact on "Income from Continuing Operations Before Income Taxes"
(2)	Impact on "Net Income from Continuing Operations"
(3)	Impact on "Net income from continuing operations available for common stockholders - Earnings per common share - diluted"
(4)
In addition, the interruption of operations caused by the hurricanes resulted in an estimated pretax $50 million in unrealized margin on lost sales, the equivalent of $0.03 per share, which is not included in the amounts presented in the table.

In addition to the items described above for the third quarter of 2009, results of Continuing Operations for the nine-month period ended September 30, 2009 were unfavorably impacted by the following items:

•
The one-time increase in cost of sales of $209 million related to the fair value step-up of inventories acquired from Rohm and Haas on April 1, 2009, and sold in the second quarter of 2009. The increase was included in “Cost of sales” in the consolidated statements of income and reflected in the operating segments as follows: $75 million in Electronic and Specialty Materials, $82 million in Coatings and Infrastructure, $30 million in Performance Systems and $22 million in Performance Products.

•
Net pretax restructuring charges of $681 million. In June 2009, the Company’s Board of Directors approved a restructuring plan that incorporates actions related to the Company’s acquisition of Rohm and Haas as well as additional actions to advance the Company’s strategy and respond to continued weakness in the global economy. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million, including asset write-downs and write-offs of $454 million, severance costs of $155 million and costs associated with exit or disposal activities (primarily environmental remediation) of $68 million. The impact of the second quarter charges, which was shown as “Restructuring charges” in the consolidated statements of income, was reflected in the operating segments as follows: $68 million in Electronic and Specialty Materials, $171 million in Coatings and Infrastructure, $73 million in Performance Products, $1 million in Basic Plastics, $75 million in Basic Chemicals, $65 million in Hydrocarbons and Energy and $224 million in Corporate. In addition, the Company recorded a $15 million reduction in the 2007 restructuring reserve, which was reflected in Health and Agricultural Sciences, and a net increase of $19 million to the 2008 restructuring charge resulting from adjustments to severance, reflected in Corporate.

•
Pretax charges totaling $134 million for transaction ($100 million included in “Acquisition and integration related expenses”) and other acquisition costs ($34 million primarily included primarily in “Selling, general and administrative expenses”) related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company; this charge was reflected in “Equity in earnings of nonconsolidated affiliates” and the Electronic and Specialty Materials segment.

In addition to the items described above for the third quarter of 2009, pro forma results of Continuing Operations for the nine-months ended September 30, 2009 were impacted by the following Rohm and Haas items:

•	Pretax costs totaling $2 million in the first quarter of 2009 related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008, impacting Corporate.

•	Net pretax restructuring charges totaling $2 million in the first quarter of 2009 for asset impairments impacting Coatings and Infrastructure ($1 million) and Corporate ($1 million).

•	Pretax charges totaling $80 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

In addition to the items described above for the third quarter of 2008, pro forma results of Continuing Operations for the nine-months ended September 30, 2008 were impacted by the following Rohm and Haas items:

•
Net pretax restructuring charges totaling $98 million in the first and second quarters of 2008, including severance and employee benefits of $77 million and asset impairments of $21 million. The impact was reflected in the operating segments as follows: $4 million in Electronic and Specialty Materials, $10 million in Coatings and Infrastructure, $2 million in Performance Systems and $82 million in Corporate.

•	Gain of $87 million on the April 2008 divestiture of 40 percent equity investment in UP Chemical Company, reflected in Electronic and Specialty Materials.

The following table summarizes the impact of certain items recorded in the nine-month periods ended September 30, 2009 and September 30, 2008. Prior period amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	$(209)	-	$(132)	-	$(0.13)	-
Impact of Hurricanes Gustav and Ike (4)	-	$(127)	-	$(81)	-	$(0.09)
Restructuring charges	(681)	-	(462)	-	(0.45)	-
Purchased in-process research and development charges	-	(27)	-	(27)	-	(0.03)
Transaction, integration and other acquisition costs	(181)	(18)	(136)	(18)	(0.13)	(0.02)
Dow Corning restructuring	(29)	-	(27)	-	(0.03)	-
Gain on sale of TRN	457	-	321	-	0.29	-
Gain on sale of OPTIMAL	328	-	191	-	0.17	-
Loss on early extinguishment of debt	(56)	-	(36)	-	(0.03)	-
Total Dow	$(371)	$(172)	$(281)	$(126)	$(0.31)	$(0.14)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	$(2)	$(20)
Restructuring charges	(2)	(102)
Transaction and other acquisition costs	(80)	(27)
Gain on sale of 40 percent equity investment in UP Chemical Company	-	87
Total Pro Forma	$(455)	$(234)
(1)	Impact on "Income from Continuing Operations Before Income Taxes"
(2)	Impact on "Net Income from Continuing Operations"
(3)	Impact on "Net income from continuing operations available for common stockholders - Earnings per common share - diluted"
(4)
In addition, the interruption of operations caused by the hurricanes resulted in an estimated pretax $50 million in unrealized margin on lost sales, the equivalent of $0.03 per share, which is not included in the amounts presented in the table.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions, except per share amounts (Unaudited)	2009	2008	2009	2008
Net Sales	$12,046	$15,371	$32,409	$46,511
Cost of sales	10,386	13,949	28,288	41,454
Research and development expenses	400	334	1,073	1,000
Selling, general and administrative expenses	683	497	1,789	1,509
Amortization of intangibles	108	21	242	68
Restructuring charges (Note B)	-	-	681	-
Purchased in-process research and development	-	27	-	27
Acquisition and integration related expenses (Note C)	21	18	121	18
Equity in earnings of nonconsolidated affiliates	224	266	411	791
Sundry income (expense) - net (Note D)	813	(34)	833	49
Interest income	6	23	27	72
Interest expense and amortization of debt discount	488	160	1,167	456
Income from Continuing Operations Before Income Taxes	1,003	620	319	2,891
Provision (Credit) for income taxes	204	180	(69)	716
Net Income from Continuing Operations	799	440	388	2,175
Income (Loss) from discontinued operations, net of income taxes (Note E)	(4)	8	110	19
Net Income	795	448	498	2,194
Net income (loss) attributable to noncontrolling interests	(1)	20	22	63
Net Income Attributable to The Dow Chemical Company	796	428	476	2,131
Preferred stock dividends	85	-	227	-
Net Income Available for The Dow Chemical Company Common Stockholders	$711	$428	$249	$2,131

Per Common Share Data:
Net income from continuing operations available for common stockholders	$0.65	$0.45	$0.13	$2.27
Discontinued operations attributable to common stockholders	(0.01)	0.01	0.11	0.02
Earnings per common share - basic	$0.64	$0.46	$0.24	$2.29

Net income from continuing operations available for common stockholders	$0.64	$0.45	$0.13	$2.24
Discontinued operations attributable to common stockholders	(0.01)	0.01	0.11	0.02
Earnings per common share - diluted	$0.63	$0.46	$0.24	$2.26

Common stock dividends declared per share of common stock	$0.15	$0.42	$0.45	$1.26
Weighted-average common shares outstanding - basic	1,108.4	925.2	1,020.0	932.4
Weighted-average common shares outstanding - diluted	1,120.7	934.0	1,029.4	941.7

Depreciation	$601	$505	$1,680	$1,497
Capital Expenditures	$266	$628	$825	$1,584
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31,
2008 and the Current Report on Form 8-K filed on September 25, 2009. Except as otherwise indicated by the context, the terms "Company"
and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the first quarter of 2009, the Company recorded additional severance of $19 million related to 2008 restructuring activities.
In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy.
The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million in the second quarter of 2009, which included asset write-downs and write-offs, severance costs and costs associated with exit or disposal activities. In the second quarter of 2009, the Company also recorded a $15 million reduction in the
2007 restructuring reserve.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the third quarter of 2009, pretax charges totaling $21 million ($121 million year to date) were recorded for transaction and integration costs related to the acquisition.

Note D: On September 1, 2009, the Company completed the sale of Total Raffinaderij Nederland N.V., a nonconsolidated affiliate, and recognized a net pretax gain of $457 million, which consisted of a $513 million gain on the sale included in "Sundry income (expense) - net,"
offset by $56 million in hedging losses included in "Cost of sales."

On September 30, 2009, the Company completed the sale of the OPTIMAL Group of Companies, nonconsolidated affiliates, and recognized a $328 million pretax gain.
In addition, the Company recognized a pretax loss of $56 million on the early extinguishment of debt.

Note E: On June 30, 2009, the Company completed the sale of the Calcium Chloride business and recognized a pretax gain of $162 million.
The results of the Calcium Chloride business, including the second quarter of 2009 gain, are reflected as discontinued operations for all periods presented.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
In millions (Unaudited)	2009	2008
Assets
Current Assets
Cash and cash equivalents	$2,581	$2,800
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2009: $159; 2008: $124)	5,586	3,782
Other	3,201	3,074
Inventories	6,970	6,036
Deferred income tax assets - current	689	368
Total current assets	19,027	16,060
Investments
Investment in nonconsolidated affiliates	2,946	3,204
Other investments	2,603	2,245
Noncurrent receivables	341	276
Total investments	5,890	5,725
Property
Property	53,105	48,391
Accumulated depreciation	35,168	34,097
Net property	17,937	14,294
Other Assets
Goodwill	13,327	3,394
Other intangible assets (net of accumulated amortization - 2009: $1,132; 2008: $825)	5,254	829
Deferred income tax assets - noncurrent	1,999	3,900
Asbestos-related insurance receivables - noncurrent	618	658
Deferred charges and other assets	783	614
Assets held for sale	2,195	-
Total other assets	24,176	9,395
Total Assets	$67,030	$45,474

Liabilities and Equity
Current Liabilities
Notes payable	$1,692	$2,360
Long-term debt due within one year	1,362	1,454
Accounts payable:
Trade	3,643	3,306
Other	2,062	2,227
Income taxes payable	135	637
Deferred income tax liabilities - current	78	88
Dividends payable	253	411
Accrued and other current liabilities	3,109	2,625
Total current liabilities	12,334	13,108
Long-Term Debt	20,631	8,042
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,333	746
Pension and other postretirement benefits - noncurrent	6,644	5,466
Asbestos-related liabilities - noncurrent	757	824
Other noncurrent obligations	3,548	3,208
Liabilities held for sale	538	-
Total other noncurrent liabilities	12,820	10,244
Preferred Securities of Subsidiaries	-	500
Stockholders' Equity
Preferred stock, series A ($1.00 par, $1,000 liquidation preference, 4,000,000 shares)	4,000	-
Common stock	2,906	2,453
Additional paid-in capital	2,025	872
Retained earnings	16,785	17,013
Accumulated other comprehensive loss	(3,613)	(4,389)
Unearned ESOP shares	(528)	-
Treasury stock at cost	(846)	(2,438)
The Dow Chemical Company's stockholders' equity	20,729	13,511
Noncontrolling interests	516	69
Total equity	21,245	13,580
Total Liabilities and Equity	$67,030	$45,474
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
Pro Forma Comparisons

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2009	2008	2009	2008
Sales by operating segment
Electronic and Specialty Materials	$1,256	$1,473	$3,391	$4,500
Coatings and Infrastructure	1,330	1,711	3,610	5,000
Health and Agricultural Sciences	796	995	3,461	3,689
Performance Systems	1,538	2,180	4,277	6,598
Performance Products	2,420	3,614	6,519	10,540
Basic Plastics	2,636	3,849	7,036	11,770
Basic Chemicals	568	1,115	1,739	3,569
Hydrocarbons and Energy	1,209	2,611	3,107	7,394
Corporate	293	291	1,038	987
Total	$12,046	$17,839	$34,178	$54,047
EBITDA (1) by operating segment
Electronic and Specialty Materials	$407	$390	$658	$1,291
Coatings and Infrastructure	213	192	359	588
Health and Agricultural Sciences	5	95	508	807
Performance Systems	207	106	522	515
Performance Products	438	315	797	1,096
Basic Plastics	590	650	1,117	1,848
Basic Chemicals	195	128	83	454
Hydrocarbons and Energy	457	(1)	392	(1)
Corporate	(275)	(263)	(837)	(563)
Total	$2,237	$1,612	$3,599	$6,035
Certain items increasing (reducing) EBITDA by operating segment (2)
Electronic and Specialty Materials	$-	$(4)	$(172)	$79
Coatings and Infrastructure	-	(2)	(254)	(12)
Health and Agricultural Sciences	-	(29)	15	(29)
Performance Systems	1	(5)	(29)	(7)
Performance Products	140	(63)	45	(63)
Basic Plastics	-	(13)	(1)	(13)
Basic Chemicals	187	(21)	112	(21)
Hydrocarbons and Energy	457	(36)	392	(36)
Corporate	(103)	(50)	(563)	(132)
Total	$682	$(223)	$(455)	$(234)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$94	$114	$157	$378
Coatings and Infrastructure	1	2	3	2
Health and Agricultural Sciences	2	1	3	4
Performance Systems	3	2	6	7
Performance Products	19	21	27	55
Basic Plastics	55	62	113	165
Basic Chemicals	45	58	94	228
Hydrocarbons and Energy	11	12	15	50
Corporate	(6)	-	(7)	(2)
Total	$224	$272	$411	$887
(1)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole. A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes"
is provided below:

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2009	2008	2009	2008
	EBITDA	$2,237	$1,612	$3,599	$6,035
	- Depreciation and amortization	752	799	2,271	2,412
	+ Interest income	6	26	30	84
	- Interest expense and amortization of debt discount	488	463	1,556	1,477
	Income (Loss) from Continuing Operations Before Income Taxes	$1,003	$376	$(198)	$2,230

(2)	See Supplemental Information for a description of certain items affecting results in 2009.

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment
Pro Forma Comparisons

	Three Months Ended			Nine Months Ended
	Sept. 30, 2009			Sept. 30, 2009
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Electronic and Specialty Materials	(9)%	(6)%	(15)%	(22)%	(3)%	(25)%
Coatings and Infrastructure	(9)%	(13)%	(22)%	(19)%	(9)%	(28)%
Health and Agricultural Sciences	(9)%	(11)%	(20)%	(1)%	(5)%	(6)%
Performance Systems	(13)%	(16)%	(29)%	(24)%	(11)%	(35)%
Performance Products	(8)%	(25)%	(33)%	(18)%	(20)%	(38)%
Basic Plastics	1%	(33)%	(32)%	(8)%	(32)%	(40)%
Basic Chemicals	(13)%	(36)%	(49)%	(22)%	(29)%	(51)%
Hydrocarbons and Energy	(25)%	(29)%	(54)%	(21)%	(37)%	(58)%
Total	(9)%	(23)%	(32)%	(16)%	(21)%	(37)%

Sales by Geographic Area
Pro Forma Comparisons

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2009	2008	2009	2008
Sales by geographic area
North America	$4,251	$6,578	$12,677	$20,042
Europe	3,995	6,381	11,310	19,853
Asia Pacific	1,989	2,384	5,332	7,192
Latin America	1,379	1,945	3,704	5,401
India, Middle East and Africa	432	551	1,155	1,559
Total	$12,046	$17,839	$34,178	$54,047

Sales Volume and Price by Geographic Area
Pro Forma Comparisons

	Three Months Ended			Nine Months Ended
	Sept. 30, 2009			Sept. 30, 2009
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	(13)%	(22)%	(35)%	(20)%	(17)%	(37)%
Europe	(13)%	(24)%	(37)%	(17)%	(26)%	(43)%
Asia Pacific	2%	(19)%	(17)%	(11)%	(15)%	(26)%
Latin America	(1)%	(28)%	(29)%	(9)%	(22)%	(31)%
India, Middle East and Africa	(1)%	(21)%	(22)%	(6)%	(20)%	(26)%
Total	(9)%	(23)%	(32)%	(16)%	(21)%	(37)%